UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

Image Sensing Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Image Sensing Systems, Inc. 500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104 (651) 603-7700

April          , 2009

Dear Shareholder:

          You are cordially invited to attend the annual meeting of shareholders of Image Sensing Systems, Inc. to be held at the Embassy Suites, 175 East 10th St., St. Paul, Minnesota, on Wednesday, May 20, 2009 at 3:30 p.m. Central Time.

          At the meeting you will be asked to vote for the election of our board of directors, approval of a stock option exchange program, and ratifying the selection of Grant Thornton LLP as our independent registered public accounting firm for 2009. I encourage you to vote for each of the director nominees, for approval of a stock option exchange program and for ratification of the appointment of Grant Thornton LLP.

          Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope.

Very truly yours,

Image Sensing Systems, Inc.

/s/ James Murdakes

James Murdakes Chairman

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Image Sensing Systems, Inc.

500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2009

TO THE SHAREHOLDERS OF IMAGE SENSING SYSTEMS, INC.:

          NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Image Sensing Systems, Inc. will be held at 3:30 p.m. Central Time on Wednesday, May 20, 2009, at the Embassy Suites, 175 East 10th St., St. Paul, Minnesota, for the following purposes:

1.	To elect six directors to serve on our Board of Directors.

2.	To approve a stock option exchange program.

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2009 fiscal year.

4.	To transact such other business as may properly come before the meeting.

          The Board of Directors has fixed the close of business on March 26, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

          We encourage you to take part in the affairs of our company either in person or by executing and returning the enclosed proxy card as promptly as possible. To ensure that your shares are represented, we request that you sign and return your proxy card whether or not you plan to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Gregory R. L. Smith

Gregory R. L. Smith
Chief Financial Officer, Treasurer and Secretary

Dated: April     , 2009

We urge you to mark, sign and date the enclosed proxy and promptly mail it in the enclosed envelope which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2009

          This notice, the accompanying proxy statement and the Image Sensing Systems, Inc. 2008 Annual Report to Shareholders, which includes the Image Sensing Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2008, are available at http://www.imagesensingsystems.com.

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PROXY STATEMENT

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ii

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2009

          The Board of Directors of Image Sensing Systems, Inc. is soliciting proxies for use at our annual meeting of shareholders to be held on May 20, 2009, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about April   , 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These consist of the election of directors, the proposed stock option exchange program, and ratification of the appointment of our independent registered public accounting firm. Also, management will report on our performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board of Directors has set March 26, 2009, as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 26, 2009, you are entitled to notice of and to vote at the annual meeting.

As of the record date, 3,985,219 shares of common stock, par value $.01, were issued and outstanding and, therefore, eligible to vote at the annual meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 3,985,219 votes are entitled to be cast at the meeting. There is no cumulative voting for directors.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote them in person at the meeting; or

•	you have properly submitted a proxy by mail.

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card. If you properly execute, duly return and do not revoke your proxy, it will be voted in the manner you specify.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What vote is required for the election of directors or for a proposal to be approved?

In accordance with Minnesota law, the nominees for election as directors will be elected by a plurality of the votes cast at the annual meeting. This means that because shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required for the approval of the other proposals (provided that a quorum is present at the meeting).

How are votes counted?

You may either vote “FOR” or “WITHHOLD AUTHORITY” to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you withhold authority to vote for one or more of the directors, this has no effect on the election of those directors. If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be represented at the meeting for purposes of calculating the vote with respect to such matter or matters. This effectively reduces the number of shares needed to approve such matter or matters.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the stock option exchange program; and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2009 fiscal year.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the stock option exchange program;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2009 fiscal year; and

•	in the discretion of the persons named in the proxy on any other matters that properly come before the meeting and as to which we did not have knowledge prior to March 1, 2009.

Can I change my vote after submitting my proxy or voting instructions?

Yes. You may revoke your proxy at any time before the proxy vote is cast at the annual meeting in any of the following ways:

•	by giving written notice of revocation to Gregory R. L. Smith, our Chief Financial Officer and Corporate Secretary;

•	by submitting a later-dated proxy; or

•	by voting in person at the meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation.

We are soliciting proxies primarily by mail. In addition, some of our officers, directors and regular employees may solicit the return of proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for these services.

How can I communicate with the Board of Directors?

Shareholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to:

The Office of the Corporate Secretary
Image Sensing Systems, Inc.
500 Spruce Tree Centre
1600 University Avenue West
St. Paul, MN 55104

Our Corporate Secretary will deliver such letters to a director that can address the matter, or to a specified director if so addressed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 26, 2009 by (1) each person or entity known by us to own beneficially more than five percent of our common stock; (2) each director and nominee for election as a director of Image Sensing Systems; (3) each of our executive officers named in the Summary Compensation Table below; and (4) all of our directors and executive officers as a group.

          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes generally voting power and/or investment power with respect to our securities. Shares of our common stock issuable pursuant to stock options and convertible securities that are exercisable or convertible currently or within 60 days after March 26, 2009 are deemed outstanding for computing the beneficial ownership percentage of the person or member of a group holding the options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The address of each director and executive officer named below is the same as that of Image Sensing Systems.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding(1)
Five Percent Shareholders
Austin W. Marxe and David M. Greenhouse 527 Madison Avenue, Suite 2600 New York, NY 10022	936,745	(2)	23.5%

Nicusa Capital Partners L.P. 17 State Street, Suite 1650 New York, NY 10004	311,616	(3)	7.8%

Executive Officers and Directors
Kenneth R. Aubrey	29,500	(4)	*
Dan Manor	119,234	(5)	3.0%
Gregory R. L. Smith	13,750	(4)	*
James W. Bracke	—		*
Michael G. Eleftheriou	34,000	(4)	*
Panos G. Michalopoulos	344,298	(4)(6)	8.5%
James Murdakes	47,900	(4)	1.2%
Sven A. Wehrwein	16,000	(4)	*
All directors and executive officers as a group (8 persons)	604,682	(4)(5)(6)	14.6%

*	Less than one percent.

(1)	Based on 3,985,219 shares outstanding as of March 26, 2009.

(2)

We have relied upon the information supplied by Austin W. Marxe and David M. Greenhouse in a Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”) reporting information as of February 27, 2009. The reported shares are held in discretionary accounts over which Messrs. Marxe and Greenhouse share sole voting and investment power.

(3)	We have relied upon the information supplied by Nicusa Capital Partners L.P. in a Schedule 13G filed with the SEC reporting information as of December 31, 2008.

(4)

Includes shares issuable pursuant to options exercisable currently or within 60 days after March 26, 2009: for Mr. Aubrey, 29,500 shares; for Mr. Smith, 13,750 shares; for Mr. Eleftheriou, 34,000 shares; for Dr. Michalopoulos, 50,000 shares; for Mr. Murdakes, 18,000 shares; for Mr. Wehrwein, 16,000 shares; and for all directors and executive officers as a group, 161,250 shares.

(5)	Consists of 83,906 shares held by The Ridgewood Seven Holding Corp. and 35,328 shares held by Mendon Faydan, Inc., both of which are controlled by Mr. Manor.

(6)	Includes 294,298 shares held by Transatlantic Emporium & Technology Exchange LLC, a company controlled by Dr. Michalopoulos.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% beneficial owners are required by regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that all of our executive officers, directors and greater-than-10% shareholders complied with all Section 16(a) filing requirements applicable to them for fiscal 2008.

PROPOSAL 1 - ELECTION OF DIRECTORS

          The business and affairs of Image Sensing Systems are managed under the direction of our Board of Directors, which presently is comprised of six members. Each of our directors is elected until the next annual meeting of shareholders and until the director’s successor has been elected and qualifies to serve as a director. All of the nominees presently are members of the Board of Directors.

          The Board of Directors recommends that you vote FOR election of the six nominated directors. Proxies will be voted FOR the election of the six nominees unless otherwise specified.

          If for any reason any nominee shall be unavailable for election to the Board of Directors, the named proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

          The nominees for election to our Board of Directors provided the following information about themselves.

Kenneth R. Aubrey, age 60, was appointed as President in January 2007 and as Chief Executive Officer in May 2007. He was elected to the board of directors at our annual meeting of shareholders held in May 2007. From 1995 to 2006, Mr. Aubrey held various positions with Siemens AG, most recently as a business unit president of Siemens’ ITS Division, Industrial Solutions & Services Group. He concurrently managed Strategic Projects for the ITS Division. Prior to this, Mr. Aubrey served as a vice president of Strategic Projects for Siemens’ Information and Communication Networks Group.

James W. Bracke, age 61, was named a director in March 2009. Mr. Bracke has been the President of Boulder Creek Consulting, LLC, a business and technology consulting firm, since 2007. From 2004 to 2006, he was Vice President of EPIEN Medical, Inc., a privately-held medical device company. From 1983 to 2004, he was President, Chief Executive Officer and an officer of Lifecore Biomedical, Inc., a publicly-held medical device manufacturer. Mr. Bracke is also a director of HickoryTech Corporation, a publicly-held company. Mr. Bracke is a member of the Audit Committee.

Michael G. Eleftheriou, age 64, has been a director since 2002. Mr. Eleftheriou has been the President and Chief Operating Officer of Zomax, a privately-held provider of media replication and duplication services, since August 2008. From October 2007 to July 2008, he was Executive Advisor for The ComVest Group, a private equity firm. From June 2005 to September 2007, he was President and Chief Executive Officer of Catalyst International, Inc., a privately-held company focused on software products and services in supply chain execution and management. In September 2007, Catalyst International, Inc. was acquired by CDC Software, a wholly-owned subsidiary of CDC Corporation. From November 2004 to June 2005, Mr. Eleftheriou served as Executive Vice President at NJK Holding, a Minneapolis-based privately-held investment company. From July 2001 until July 2004, Mr. Eleftheriou served as President and Chief Executive Officer of Creative Publishing International, a Minneapolis-based publisher, and served as interim President of Imaging Acceptance Corporation, the successor company, through October 2004. Prior to this, Mr. Eleftheriou held senior management positions with Control Data Systems, Inc., British Telecommunications plc and Control Data Corporation. Mr. Eleftheriou is chair of the Compensation and Stock Option Committee and is a member of the Audit Committee.

Panos G. Michalopoulos, age 60, is our founder and has been a director since 1984. Dr. Michalopoulos was Chairman of the Board from our inception in 1984 through 1999 and served as Chief Scientific Advisor from 1995 through 2000. Dr. Michalopoulos has been a professor in the Department of Civil Engineering at the University of Minnesota since 1997. He has more than 35 years of research, teaching and consulting experience in traffic engineering operations surveillance and control, and has worked as a traffic engineer. Dr. Michalopoulos is chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Stock Option Committee.

James Murdakes, age 76, has been a director since 1994. Mr. Murdakes was elected as Chairman of the Board in February 2002 and was Chief Executive Officer from April 2002 until May 2007. He was also President from April 2002 until January 2007. He was retired from full-time employment beginning in July 2007. Mr. Murdakes is also a director of Comtrol Corporation, a private corporation providing data communications products.

Sven A. Wehrwein, age 58, was named a director in October 2006. Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has over 30 years of experience as an investment banker, chief financial officer and certified public accountant. Mr. Wehrwein is also a director of Compellent Technologies, Inc., Synovis Life Technologies, Inc., Uroplasty, Inc., and Vital Images, Inc., all of which are publicly-held companies. Mr. Wehrwein is chair of the Audit Committee and is a member of the Nominating and Corporate Governance and Compensation and Stock Option Committees.

In addition to Mr. Aubrey, the other executive officers of Image Sensing Systems and their biographical information are as follows:

Dan Manor, age 64, was appointed as Managing Director of ISS Image Sensing Systems Canada Ltd. in December 2007 following the purchase by Image Sensing Systems of certain assets of EIS Electronic Integrated Systems Inc. (EIS) in December 2007. Mr. Manor is the founder of EIS and served as its president from 1990 to 2007. He has over 30 years of experience in the design, manufacturing and installation of sophisticated radar, microwaves and other sensors, including eight years at ELTA, the electronic development subsidiary of Israel Aircraft Industries.

Gregory R. L. Smith, age 42, was appointed as Chief Financial Officer and Treasurer in January 2007. From 2002 through 2006, Mr. Smith was Chief Financial Officer of MQSoftware, Inc., a privately-held software developer. He has prior experience as a vice president for Digital River, Inc., a publicly-held e-commerce outsourcing provider, and as a certified public accountant with Ernst & Young LLP.

CORPORATE GOVERNANCE

          Our Board of Directors and management are dedicated to exemplary corporate governance. In 2004, we adopted a Code of Ethics and Business Conduct. This code is a statement of our high standards for ethical behavior and legal compliance, and it governs the manner in which we conduct our business. A copy of our Code of Ethics and Business Conduct can be found on our website at www.imagesensing.com by clicking on Investor Relations and then on Corporate Code of Ethics and Business Conduct.

Board Composition and Meetings

          Our Board of Directors has determined that four of our six directors are independent directors as defined under the applicable rules of the SEC and The NASDAQ Capital Market. The four independent directors are Michael G. Eleftheriou, James W. Bracke, Panos G. Michalopoulos and Sven A. Wehrwein. Each of the Committees of the Board is composed of only independent directors. In making the independence determinations, we reviewed all of our directors’ relationships with us based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with us and our management.

          For all of 2008, Richard C. Magnuson was a director and member of the Audit Committee. Mr. Magnuson passed away on January 2, 2009. Mr. Bracke was named as a director in March 2009 and concurrently was added as a member of the Audit Committee.

          The Board of Directors held 12 meetings during 2008 in addition to Board Committee meetings. Each director attended at least 75% of the total meetings of the Board and Board Committees on which the director served during 2008.

Board Committees

          Our Board of Directors conducts its business through meetings of the Board and the following three Committees: Audit Committee, Compensation and Stock Option Committee, and Nominating and Corporate Governance Committee. Each of these Committees has adopted and operates under a written charter. Copies of the charters are posted on our website. The current membership of the Committees is described below.

Audit Committee	Compensation and Stock Option Committee	Nominating and Corporate Governance Committee
Sven A. Wehrwein (Chair)	Michael G. Eleftheriou (Chair)	Panos G. Michalopoulos (Chair)
James W. Bracke	Panos G. Michalopoulos	Sven A. Wehrwein
Michael G. Eleftheriou	Sven A. Wehrwein

          Audit Committee

          The Audit Committee is responsible for the selection and compensation of the independent registered public accounting firm, and it reviews with the independent registered public accounting firm the scope of the annual audit, matters of internal control and procedure and the adequacy thereof, the audit results and reports and other general matters relating to our accounts, records, controls and financial reporting. The Audit Committee members meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Capital Market. Our Board of Directors has identified James W. Bracke, Michael G. Eleftheriou and Sven A. Wehrwein to be audit committee financial experts as defined in the applicable rules of the SEC. Each member of our Audit Committee possesses the financial qualifications required of audit committee members set forth in the rules and regulations of The NASDAQ Capital Market and under the Securities Exchange Act of 1934. During 2008, the Audit Committee held five meetings.

          Compensation and Stock Option Committee

          The Compensation and Stock Option Committee reviews and recommends to the Board of Directors the compensation guidelines and stock option grants for executive officers and other key personnel. During 2008, the Compensation and Stock Option Committee held five meetings. The Committee’s primary responsibilities include:

•

annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and Chief Financial Officer’s compensation, evaluating their performances in light of those goals and objectives, and setting their compensation levels based on this evaluation and other factors deemed relevant and appropriate by the Committee;

•

annually reviewing and determining for our executive officers their annual base salary level, their annual incentive opportunity levels, employment agreements, severance arrangements and change of control agreements/provisions, and special or supplemental benefits, if any; and

•	reviewing and making recommendations to the Board of Directors with respect to compensation programs and policies, including incentive compensation plans and equity-based plans.

          Nominating and Corporate Governance Committee

          The Nominating and Corporate Governance Committee recommends new director nominees to the Board and recommends policy guidelines on corporate governance issues. During 2008, the Nominating and Corporate Governance Committee held three meetings.

Compensation Committee Interlocks and Insider Participation

          No executive officer serves as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Executive Sessions of the Board

          At least twice annually, our independent directors meet in executive session without any director who does not meet the independence requirements of the listing standards of The NASDAQ Capital Market being present. During 2008, our independent directors met two times in executive session.

Board Nomination Process

          The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. In evaluating a candidate for nomination as a director of Image Sensing Systems, the Nominating and Corporate Governance Committee considers criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee will consider these criteria for nominees identified by the Nominating and Corporate Governance Committee, by shareholders, or through some other source.

          The Nominating and Corporate Governance Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating and Corporate Governance Committee c/o Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

          The Nominating and Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

          No candidates for director nominations were submitted by any shareholder in connection with the 2009 annual meeting.

Policy Regarding Attendance at Annual Meetings

          We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year, all of our directors attended the annual shareholders meeting.

Non-Employee Director Compensation

          During 2008, each of our non-employee directors received a $12,000 annual retainer, $1,000 for each regular Board meeting attended, $750 for each Committee meeting attended and $500 for each special Board meeting attended. The Chairman of the Board received an additional $5,000 annual retainer. The Committee chairs received the following additional annual retainers: Audit Committee - $4,000; Compensation and Stock Option Committee - $3,000; and Nominating and Corporation Governance Committee - $3,000. Special committees formed by the Board received $750 for each special committee meeting attended, with the Chair receiving an additional $500 for each special committee meeting attended. We have kept the compensation program the same for 2009.

          In connection with their initial appointment or election to the Board, non-employee directors are granted a non-incentive stock option to purchase shares of our common stock, the number of which is negotiated with each director, at an exercise price equal to the closing price on the most recent business day before the grant date. The option shares become exercisable in three equal installments on each of the first, second and third anniversary of the date of grant. Additionally, annual option awards of 4,000 shares are granted to non-employee directors who have not received an initial option grant within the previous year. All of these grants are made under our 2005 Stock Incentive Plan.

          The following table provides information regarding the compensation earned by the members of the Board of Directors in 2008, other than Mr. Aubrey, who receives no compensation for being a director:

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	All Other Compensation ($)		Total ($)

James Murdakes	$27,002	$15,823	$27,000	(3)	$69,825
Michael G. Eleftheriou	$34,250	$15,823	—		$50,073
Richard C. Magnuson	$25,000	$15,823	—		$40,823
Panos G. Michalopoulos	$32,750	$15,823	$27,000	(4)	$75,573
Sven A. Wehrwein	$38,996	$33,133	—		$72,129

(1)	Consists of fees earned for and paid in 2008, and fees earned for 2008 to be paid in 2009.

(2)

Represents the compensation costs for financial reporting purposes for 2008 under Statement of Financial Accounting Standard (“SFAS”) No. 123(R). There can be no assurance that the SFAS No. 123(R) amounts will ever be realized. At December 31, 2008, the aggregate number of shares subject to option awards outstanding and held by each non-employee director was as follows: Mr. Murdakes—18,000; Mr. Eleftheriou—34,000; Mr. Magnuson—8,000; Dr. Michalopoulos—50,000; and Mr. Wehrwein—22,000.

(3)	Consists of amounts paid to Mr. Murdakes for providing consulting services related to integrating the EIS business.

(4)	Consists of amounts paid to Dr. Michalopoulos for providing consulting services related to oversight of a development partner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          Overview

          This compensation discussion describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers. For 2008, our named executive officers were Kenneth R. Aubrey, our President and Chief Executive Officer, Gregory R. L. Smith, our Chief Financial Officer, and Dan Manor, the Managing Director of ISS Image Sensing Systems Canada Ltd.

          Objectives of the Compensation Program

          The Compensation and Stock Option Committee sets the executive compensation program for Messrs. Aubrey and Smith. In conjunction with the EIS asset purchase, Mr. Manor agreed to terms of employment that are described under “Employment Agreements” below, and Mr. Manor does not participate in the executive compensation program.

          The primary objective of our executive compensation program is to attract, motivate and retain key executives and align their compensation with our overall performance. Our Compensation and Stock Option Committee believes that incentive, performance-based compensation can be a key factor in motivating executive performance to maximize shareholder value and align executive performance with our corporate objectives and shareholder interests. To this end, the Committee has established an executive compensation philosophy that includes the following considerations:

•	an emphasis on performance-based compensation that differentiates compensation results based upon varying elements of company and individual performance;

•	a recognition of both quantitative and qualitative performance objectives based upon an executive officer’s responsibilities; and

•	a mix of short-term cash and long-term equity-based compensation.

          The Committee believes it is important, when making its compensation-related decisions, to be informed as to current practices of similarly situated companies, but the Committee does not rely on any specific comparator group in making compensation decisions. The Committee does not engage in benchmarking compensation against comparator groups, and it has not established targeted percentile rankings with respect to total compensation or the specific elements of compensation for our named executive officers. Members of our Board of Directors and members of the Committee are experienced in compensation matters and leverage such experience in addressing compensation matters and practices, generally.

          Design of the Compensation Program

          The Committee has designed the compensation program to achieve the objectives described above, to ensure market competitiveness and to assure satisfaction of our objective of providing total executive pay that achieves an appropriate balance of variable pay-for-performance and at-risk compensation. The compensation program will reward an executive officer based upon corporate performance as well as the performance of that executive officer.

          The compensation program includes consideration for the following elements: base salary, annual cash incentives, stock option grants and other benefits. We characterize the annual cash incentives and the stock options that are granted to our named executive officers as performance-based compensation. Our executive compensation policy provides that a significant portion of the total compensation payable to our named executive officers will be in the form of performance-based compensation. While we do not have a target for each element of compensation relative to total compensation, the following table shows actual bonus payment amounts relative to total compensation paid for 2008 and 2007 to Messrs. Aubrey and Smith.

Named Executive Officer	Year	Actual Total Compensation	Actual Bonus Paid	Actual Bonus Paid as % of Total Compensation
Kenneth R. Aubrey	2008	$411,983	$92,930	22.6%
	2007	$350,076	$87,000	24.9%
Gregory R. L. Smith	2008	$248,057	$45,040	18.2%
	2007	$217,730	$44,000	20.2%

          The elements of our compensation program are described below:

          Base Salaries. Base salary is an important element of executive compensation because it provides executives with a fixed level of regular periodic income. In determining base salaries for our named executive officers, the Committee considers historic individual and corporate performance, level of responsibility and market and competitive data. The Committee establishes base salaries at a level such that a significant portion of the total compensation that a named executive officer can earn is performance-based cash incentives and equity awards.

          Annual Cash Incentive. As part of our executive compensation program, our executive officers may receive annual cash incentive awards pursuant to our annual cash bonus program. Targeted bonus amounts are designed to provide competitive incentive pay and reflect our pay-for-performance philosophy. For 2008, Messrs. Aubrey and Smith received bonuses of $92,930 and $45,040, respectively, which amounts represent approximately 86% and 83% of each executive officer’s maximum potential bonus. The Committee historically has reviewed target bonus amounts annually.

          Performance objectives intended to focus attention on achieving key goals are established at the beginning of each fiscal year. The primary quantitative objective is achievement of revenue and net income targets set forth in our annual operating plan established by the Board of Directors. Specifically, these include metrics such as revenue and net profit (after tax), international operations revenue and profit and the performance of the business segments. Additionally, each named executive officer’s performance is judged on success in achieving certain strategic and operational initiatives. In evaluating an executive’s performance, the Committee may consider other factors in awarding bonuses and may, in its discretion, award as a discretionary bonus a portion of any bonus amount that is not earned based upon achievement of the financial metrics described above. The Committee reviews the individual incentive components of Messrs. Aubrey’s and Smith’s employment agreements, described below, and evaluates the objective portions relative to our performance. The Committee also evaluates the subjective, individual performance goals in determining the total amount of bonus to be awarded, and has the ability to exercise discretion with respect to this portion. For Messrs. Aubrey and Smith, up to one-third of the bonus calculation may be associated with strategic and operational initiatives and, as such, is considered to be discretionary.

          Stock Option Grants. Our executive officers also may receive equity-based incentive compensation under our 2005 Stock Incentive Plan. Grants under the 2005 Stock Incentive Plan are designed to align a significant portion of the executive compensation package with the long-term interests of our shareholders. All stock options granted by the Committee in 2008 to executive officers vest 25% on each anniversary of the grant date. This vesting schedule is intended to require long-term focus on performance for the executive to realize value from the exercise of stock options. In addition, stock options are generally granted with an exercise price equal to the closing sale price of the stock on the date of grant, and they provide no cash benefit if the price of the stock does not exceed the grant price during the option’s term. Therefore, for any value to be derived from an option grant, our performance needs to be at a level that results in increased stock price performance and shareholder value over a multi-year period.

          Individual equity awards historically have been recommended by the Committee based on an officer’s current performance, potential for future contribution and responsibility and market competitiveness. Messrs. Aubrey and Smith received option grants in 2008 of 18,000 and 9,000 shares, respectively.

          Retirement Plans. We generally expect executives to plan for and fund their own retirement. We maintain a 401(k) plan that permits eligible employees, including our named executive officers, to defer a limited portion of salary and bonus into any of several investment alternatives. We make matching contributions equal to 50% of the first 6% of compensation deferred by employees subject to a maximum match of $5,000 and maximums established under the Internal Revenue Code of 1986. We may also make discretionary contributions to the 401(k) plan as profit sharing. Payments made to named executive officers for matching contributions and profit sharing are included in the Summary Compensation Table below. We do not maintain defined benefit retirement or senior executive retirement plans, or provide post-retirement medical benefits, for our executive officers.

          Other Benefits and Perquisites. Our executive compensation program also includes other benefits and perquisites. The named executive officers participate in company-sponsored group benefit plans such as health, life and disability insurance plans available to all employees. In addition, executive officers may upon joining the company receive assistance in relocating. For more detailed information regarding benefits and perquisites provided to our executive officers, see the Summary Compensation Table included elsewhere in this proxy statement.

          2009 Program. For 2009, in light of the difficult worldwide economic environment, the Compensation and Stock Option Committee and the executives agreed it would be prudent to maintain base salaries at 2008 levels, which are $225,000 and $154,000 for Messrs. Aubrey and Smith, respectively. The annual cash incentive tiers for Messrs. Aubrey and Smith for threshold/target/superior performance are $36,000/$72,000/$108,000 and $18,000/$36,000/$54,000, respectively. The annual cash incentive program is similar in nature to 2008 but has been simplified to reflect the uncertainties the Company faces with the current recession. The Committee has not yet determined any equity-based compensation and will defer such determination until after the results of shareholder action on the stock option exchange program proposal are known.

          Named Executive Officers’ Role in Compensation Decisions

          The Committee determines the actual and targeted compensation of our named executive officers. The Committee establishes each named executive officer’s compensation plan based on major goals and objectives established by the Board of Directors. The Committee also receives input from our Chief Executive Officer regarding an executive officer’s leadership capabilities, past performance and potential for future contributions when making its determination on actual and targeted compensation amounts for named executive officers.

          Other Considerations

          Although the Committee considers tax and accounting issues in connection with its compensation decisions, those have not become material factors in the Committee’s compensation decisions to date.

Compensation and Stock Option Committee Report on Executive Compensation

          Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Compensation and Stock Option Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

          We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2008.

By the Compensation and Stock Option Committee –

Michael G. Eleftheriou, Chair
Panos G. Michalopoulos
Sven A. Wehrwein

Summary Compensation Table – 2008 and 2007

          The following table sets forth information about compensation awarded to, earned by or paid to our named executive officers during 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Kenneth R. Aubrey	2008	$223,958	$—	$90,101	$92,930	$4,994	(3)	$411,983
Chief Executive Officer and President	2007	$180,384	$—	$72,037	$87,000	$10,655	(4)	$350,076

Dan Manor	2008	$188,820	$—	$—	$—	$—		$188,820
Managing Director, ISS	2007	$13,323	$—	$—	$—	$—		$13,323
Image Sensing Systems Canada Ltd.

Gregory R. L. Smith	2008	$153,416	$—	$44,601	$45,040	$5,000	(3)	$248,057
Chief Financial Officer	2007	$134,705	$—	$36,400	$44,000	$2,625	(3)	$217,730

(1)

Consists of the compensation costs of stock options for financial reporting purposes for the year under SFAS No. 123(R) rather than an amount paid to or realized by the officer. There can be no assurance that the SFAS No. 123(R) amounts will ever be realized.

(2)	Consists of awards made for 2008 and 2007 pursuant to the incentive plan component of each named executive officer’s employment agreement.

(3)	Consists of a company match paid into the 401(k) plan account of officer.

(4)	Consists of company paid relocation expense for Mr. Aubrey.

Grants of Plan-Based Awards – 2008

          In the following table, we have provided information regarding non-equity incentive plan awards and regarding stock option awards made to our named executive officers in 2008 under our 2005 Stock Incentive Plan.

	Approval Date	Grant Date				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name			Threshold($)	Target($)	Maximum($)
Kenneth R. Aubrey	3/27/08	3/27/08	$36,000	$72,000	$108,000	18,000	(3)	$12.37	$72,540

Dan Manor	—	—	—	—	—	—		—	—

Gregory R. L. Smith	3/27/08	3/27/08	$18,000	$36,000	$54,000	9,000	(3)	$12.37	$36,270

(1)

Represents the range of awards under the incentive component of each of the named executive officer’s employment agreement for 2008. The amounts in these columns reflect the minimum payment level if an award is achieved, the target payment level and the maximum payment level under each plan if superior performance is attained. Amounts actually paid for 2008 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table – 2008 and 2007” above.

(2)

Represents the grant date fair value determined pursuant to SFAS No. 123(R). Generally, the grant date fair value is the amount expensed in our financial statements over the vesting schedule of the stock options.

(3)	Consists of stock options. The options vest in annual installments of 25% for four years on each anniversary date of the date of grant, beginning on the first anniversary date of the date of grant.

Outstanding Equity Awards At Fiscal Year-End – 2008

          In February 1995, we adopted the 1995 Long-Term Incentive and Stock Option Plan, and in April 2005, we adopted the 2005 Stock Incentive Plan, which provide for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards and performance awards to our officers, directors, employees, consultants and independent contractors. The 1995 plan expired in February 2005, although its expiration did not affect the options then outstanding under the plan. Only incentive stock options and non-qualified stock options have been granted to date under the 1995 plan and the 2005 plan. Options granted to employees under the plans generally vest over three to five years based on service and have a contractual term of six to ten years. As of December 31, 2008, there were options outstanding under the plans to purchase 373,733 shares outstanding with a weighted average exercise price per share of $10.59.

          In the following table, we have provided information regarding outstanding stock option awards held at December 31, 2008 by the named executive officers.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable

Kenneth R. Aubrey	12,500	37,500	(1)	$14.24	1/22/2013
	—	18,000	(2)	$12.37	3/27/2014

Dan Manor	—	—		—	—

Gregory R. L. Smith	5,250	18,750	(3)	$14.10	1/15/2013
	—	9,000	(2)	$12.37	3/27/2014

(1)	Options vest in annual installments of 25% for four years beginning on January 22, 2008.

(2)	Options vest in annual installments of 25% for four years beginning on March 27, 2009.

(3)	Options vest in annual installments of 25% for four years beginning on January 15, 2008.

Option Exercises and Stock Vested – 2008

          The following table sets forth options exercised by named executive officers in 2008:

	Option Awards
Named Executive Officer	Shares acquired Upon exercise	Value realized
Gregory R. L. Smith	1,000	$—

Stock Options

          Under the terms of our plans, if a participant’s employment with us terminates by reason of the participant’s death or disability, then to the extent a stock option held by the participant is vested as of the date of death or disability, the stock option may then be exercised by the participant, the legal representative of the participant’s estate, the legatee of the participant under the will of the participant, or the distributee of the participant’s estate, whichever is applicable, for a period of one year from the date of death or disability or until the expiration of the stated term of the stock option, whichever period is shorter. Any options that are not vested as of the date of death or termination due to disability will immediately lapse and be of no further force or effect.

          If a participant’s employment with us terminates for any reason other than death or disability or other than for cause, then to the extent any stock option held by the participant is vested as of the date of termination, the stock option may then be exercised for a period of 90 days from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Any options that are not vested as of the date of termination will immediately lapse and be of no further force or effect. Upon the termination of the participant’s employment by us for cause, any and all unexercised stock options granted to the participant will immediately lapse and be of no further force or effect.

          In the event of a “change in control” of our company, all stock options held by executive officers then outstanding and not fully vested will become fully vested and exercisable in accordance with their terms. For purposes of the stock option plans under which there are outstanding and not fully vested stock options, a “change in control” means the happening of one of the following:

•	a public announcement that any entity has acquired or has the right to acquire beneficial ownership of 51% or more of the then outstanding shares of common stock of our company;

•	the commencement of or public announcement of an intention to make a tender or exchange offer for 51% or more of the then outstanding shares of the common stock of our company;

•	a sale of all or substantially all of the assets of our company; or

•	the Board of Directors, in its sole discretion, determines that there has been a sufficient change in the stock ownership of our company to constitute a change in control.

Employment Agreements

          Kenneth R. Aubrey

          On December 12, 2006, we entered into an employment agreement with Kenneth R. Aubrey providing that Mr. Aubrey served at will as our President from January 15, 2007 through May 31, 2007, at which point Mr. Aubrey assumed the additional duties of Chief Executive Officer. Under the agreement, Mr. Aubrey initially was paid an annualized salary of $175,000 through May 31, 2007 and then an annualized salary of $200,000, subject to adjustment by our Compensation and Stock Option Committee in its sole and absolute discretion. In 2008, his salary was adjusted to $225,000 annually. He also received insurance and other benefits in accordance with our standard employee programs. As provided in our agreement with Mr. Aubrey, upon commencing employment, we granted Mr. Aubrey an option to purchase 50,000 shares at an exercise price of $14.24 per share, which was equal to the closing price of our common stock on the most recent business day before the grant date. These options vest as to 25% of the option shares on each of the first, second, third and fourth anniversary dates of the date of grant so long as Mr. Aubrey is then an employee. In addition, Mr. Aubrey received three weeks’ vacation per year on an accrual basis and a relocation allowance not to exceed $15,000, and he is eligible for any bonus awarded for achieving corporate financial and strategic objectives as set forth by our Compensation and Stock Option Committee. If Mr. Aubrey’s employment is terminated by us without cause, our agreement with Mr. Aubrey provides that Mr. Aubrey will be entitled to receive 12 months’ severance pay. We may terminate our agreement with Mr. Aubrey without paying severance to Mr. Aubrey for cause, which is defined to include his conviction of, or pleading guilty or no contest to, any felony, breach of fiduciary duty involving personal profit, his willful failure or refusal to perform his duties, or his committing fraud or embezzlement or any other act of dishonesty against us. Additionally, the agreement provides for non-equity incentive pay, as more fully described in the “Grants of Plan-Based Awards-2008” table.

          Dan Manor

          On December 6, 2007, we entered into an employment agreement with Dan Manor, providing that Mr. Manor will serve for three years as the Managing Director of ISS Image Sensing Systems Canada Ltd. Under the agreement, Mr. Manor initially was paid an annualized salary of CDN$200,000, and he received insurance and other benefits in accordance with our standard employee programs. In addition, Mr. Manor receives three weeks’ vacation per year on an accrual basis.

          Gregory R. L. Smith

          On December 8, 2006, we entered into an employment agreement with Gregory R. L. Smith, providing that Mr. Smith will serve at will as our Chief Financial Officer beginning on or about January 15, 2007. Under the agreement, Mr. Smith initially was paid an annualized salary of $140,000, subject to adjustment by our Compensation and Stock Option Committee in its sole and absolute discretion. In 2008, his salary was adjusted to $154,000 annually. He received insurance and other benefits in accordance with our standard employee programs. Under our agreement with Mr. Smith, upon commencing employment, Mr. Smith was granted an option to purchase 25,000 shares at an exercise price of $14.10 per share, which was equal to the closing price on the most recent business day before the grant date. The option vests as to 25% of the option shares on each of the first, second, third and fourth anniversary dates of the date of grant so long as he is then an employee. In addition, Mr. Smith receives three weeks’ vacation per year on an accrual basis and is eligible for any bonus awarded for achieving corporate financial and strategic objectives as set forth by our Compensation and Stock Option Committee. If Mr. Smith’s employment is terminated by us without cause, our agreement with Mr. Smith provides that he will be entitled to receive six months’ severance pay. We may terminate our agreement with Mr. Smith without paying severance to Mr. Smith for cause, which is defined to include his conviction of, or pleading guilty or no contest to, any felony, breach of fiduciary duty involving personal profit, his willful failure or refusal to perform his duties, or his committing fraud or embezzlement or any other act of dishonesty against us. Additionally, the agreement provides for non-equity incentive pay, as more fully described in the “Grants of Plan-Based Awards-2008” table.

Potential Payments upon Termination of Employment or Change in Control

          The table below reflects the amount of compensation to each of the named executive officers upon termination of employment under the specified circumstances. Mr. Manor is not entitled to this compensation. The amounts shown assume that the termination was effective as of December 31, 2008, include amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can be determined only at the time of separation from our company. Additionally, under each executive’s respective employment agreement, and in the event the executive voluntarily terminates his employment, we may award, subject to our discretion, a pro-rata portion of the incentive pay such executive would have received had he remained employed by us.

Name	Cash Severance Payment	Accrued Vacation Pay	Total
Kenneth R. Aubrey
Retirement or resignation	$—	$11,032	$11,032
Termination without cause	225,000	11,032	236,032
Termination for cause	—	11,032	11,032
Death	—	11,032	11,032

Gregory R. L. Smith
Retirement or resignation	$—	$5,528	$5,528
Termination without cause	77,000	5,528	82,528
Termination for cause	—	5,528	5,528
Death	—	5,528	5,528

          Other Post-Employment Payments

          We generally do not provide pension arrangements or post-retirement health coverage for executive officers or other employees. We do not provide any nonqualified defined contribution or other deferred compensation plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Under the asset purchase agreement for our EIS asset purchase in December 2007, the sellers of the EIS assets, consisting of Dan Manor and EIS (which is now known as Mendon Faydan, Inc. and is controlled by Mr. Manor), have an earn-out arrangement over approximately three years. The earn-out is based on earnings from sales of the RTMS line of products that we bought from EIS, less related cost of revenue and operating expenses, depreciation and amortization, and it is calculated annually. If the earnings are at target levels, the sellers would receive $2.0 million annually, or $6.0 million in total. Superior performance of the assets could lead to an annual earn-out in excess of $2.0 million, as the earn-out amount is not capped. Earn-out payments generally are due within three months of the end of an earn-out period. The first earn-out period ran from December 6, 2007 to December 31, 2008. Based on the 2008 results for RTMS, Mr. Manor and Mendon Faydan, Inc. were entitled to receive a $1.2 million earn-out payment for the first earn-out period, which we paid to them in March 2009. The liability was recorded on our balance sheet as of December 31, 2008, with an offsetting entry to increase goodwill. If we are acquired or sell substantially all of our assets before December 6, 2010, we must pay the sellers $6.0 million less earn-out amounts previously paid as an acceleration of potential earn-out payments under the EIS asset purchase agreement. The EIS asset purchase agreement and asset purchase were approved by our Board of Directors before Mr. Manor became an employee and executive officer of ISS Image Sensing Systems Canada Ltd, our wholly-owned subsidiary.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

Audit Committee Report

          In 2008, the Audit Committee of the Board of Directors was composed of the following non-employee directors: Sven A. Wehrwein (Chair), Michael G. Eleftheriou and Richard C. Magnuson. Mr. Magnuson passed away in January 2009. On April 2, 2009, James W. Bracke was appointed to our Board of Directors and as a member of the Audit Committee. The members of the Audit Committee in 2008 were and now are independent for purposes of the listing standards of The NASDAQ Capital Market and the rules of the Securities and Exchange Commission. Our Board of Directors identified Messrs. Wehrwein, Eleftheriou and Magnuson in 2008 and Messrs. Wehrwein, Bracke and Eleftheriou in 2009 as audit committee financial experts under the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors.

          The Audit Committee oversees Image Sensing System’s financial reporting process on behalf of the Board of Directors and selects our independent registered public accounting firm. Management has the primary responsibility for the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on our financial statements. The Audit Committee discusses with our independent registered public accounting firm the overall scope and plans for its audits and meets with our independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting.

          In fulfilling our oversight responsibilities, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. The Audit Committee reviewed and discussed the financial statements with management and our independent registered public accounting firm, including a discussion of the application of accounting principles generally accepted in the United States, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has discussed with our independent registered public accounting firm the firm’s independence from management, including whether the provision of non-audit services is compatible with maintaining the firm’s independence, and matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent account’s independence.

          Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Image Sensing Systems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission. The Committee has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

By the Audit Committee –

Sven A. Wehrwein, Chair
Michael G. Eleftheriou
James W. Bracke

PAYMENT OF FEES TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

          Audit fees, including aggregate fees for the audit of our annual financial statements, reviews of our quarterly financial statements and review of filings with the Securities and Exchange Commission, were $204,955 and $98,428 for fiscal 2008 and 2007, respectively. Audit fees incurred in 2008 included those paid for services performed in conjunction with our withdrawn secondary offering.

Audit-Related Fees

          Audit-related fees were $2,500 and $159,572 for fiscal 2008 and 2007, respectively. Audit-related fees incurred in 2007 were for services performed in conjunction with the EIS asset purchase.

Tax Fees

          Tax fees for tax consulting and tax return preparation were $62,919 and $15,650 for fiscal 2008 and 2007, respectively. Tax fees for 2008 included a transfer price study.

All Other Fees

          None.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Registered Public Accounting Firm

          The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees.

          To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by our independent registered public accounting firm during the year.

          As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

          All of the services provided by our independent registered public accounting firm in fiscal 2008 and 2007 were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2 – APPROVAL OF STOCK OPTION EXCHANGE PROGRAM

Introduction

          We are seeking approval of a stock option exchange program. The Board of Directors and the Compensation and Stock Option Committee of the Board has determined that it would be in the best interest of Image Sensing Systems and its shareholders to implement a stock option exchange program, as described below, subject to the approval of our shareholders.

          The option exchange program would permit the non-executive employees of Image Sensing Systems who hold options that were granted in 2007 and 2008 and which have per share exercise prices that are less than the market value of our common stock at the time the option exchange program is implemented to exchange such “underwater” options for new options to be granted under our 2005 Stock Incentive Plan (the “2005 Plan”) to purchase the same number of shares of common stock. In addition, Kenneth R. Aubrey, our President and Chief Executive Officer, and Gregory R. L. Smith, our Chief Financial Officer, would have the opportunity to exchange options held by them to purchase 50,000 shares at an exercise price of $14.24 and 24,000 shares at an exercise price of $14.10 per share, respectively, that were granted to them in January 2007 into options to purchase the same number of shares of common stock. (The options that are eligible to be exchanged as described in the two foregoing sentences will be referred to in this proxy statement as the “Eligible Options,” the Image Sensing Systems employees holding Eligible Options, including Mr. Aubrey and Mr. Smith, will be referred to as the “Eligible Employees,” and the options for which the Eligible Options may be exchanged will be referred to as the “New Options.”) The New Options will have a per share exercise price equal to the greater of the closing price of our common stock as quoted by The NASDAQ Stock Market on the date of the new grant or $9.00.

          Shareholder approval of the option exchange program is required under the 2005 Plan and The NASDAQ Marketplace Rules that make approval a prerequisite to amending or modifying any option for the purposes of reducing the initial exercise price or replacing an option with an option having a lower exercise price. If our shareholders approve the option exchange program, the Board intends to commence the exchange program as soon as practicable after the annual meeting. If our shareholders do not approve the program, it will not take place.

Overview

          Our stock price has experienced a significant decline since approximately mid-2008, which we believe is due in large part to the continued weak economy, which has negatively affected the stock market and the prices at which our stock trades. This decline in our stock price has occurred despite our financial results for the year ended December 31, 2008, which included record revenue and net income and increased revenue and net income as compared to the year ended December 31, 2007. Thus, despite the successful efforts of our management and employees in growing our business, our stock price remains below the prevailing market prices of our common stock in 2007 and approximately the first six months of 2008. Consequently, our employees hold a significant number of stock options with exercise prices that greatly exceed the current market price of Image Sensing Systems common stock and the closing prices of our common stock since approximately June 1, 2008.

          Despite the current economic situation, competition for superior employees remains high, as we compete for employees with large, multi-national companies with significantly greater financial resources than we possess, as well as against start-up and private companies that can offer significant equity opportunities to employees. Therefore, as described elsewhere in this proxy statement, providing meaningful equity incentives to our employees is a significant factor in our ability to attract and retain top employees, which is critical to the success of our business and in the interests of our shareholders. Further, there can be no assurance that our employees’ efforts to continue to grow our business will result in significant increases in our stock price in the near term, if at all. Thus, the Board and the Compensation and Stock Option Committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. The Board and the Compensation and Stock Option Committee also believe the exchange program is an important component in our strategy to align employee and shareholder interests through our equity compensation program. We believe that the exchange program is important for Image Sensing Systems because it will permit us to:

•

Provide renewed incentives to our Eligible Employees who participate in the exchange program. As of March 31, 2009, approximately 82% of our outstanding stock options held by employees were underwater, and approximately 78% of such options had an exercise price of at least $14.00. The weighted average exercise price of all underwater options held by employees was $14.51 as compared to the $8.90 closing price of our common stock on March 31, 2009. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. We believe the exchange program will enable us to enhance long-term shareholder value by providing greater assurance that Image Sensing Systems will be able to retain experienced and productive employees, improving the morale of our employees generally and aligning the interests of our employees more fully with the interests of our shareholders.

•

We will have less compensation expense if we exchange options as proposed in the stock option exchange program than if the Eligible Employees were to keep their Eligible Options and we issued to them additional options. If the Eligible Employees keep their Eligible Options and we issue new stock options to them as incentive compensation, we would recognize more compensation expense than if the Eligible Employees elect to exchange their Eligible Options for New Options. The Eligible Options were granted at the then fair market value of our common stock. Under applicable accounting rules, we are required to recognize compensation expense related to the underwater Eligible Options even if some or all of them are never exercised because they remain underwater. We believe it is not an efficient use of our resources to recognize compensation expense on the Eligible Options that are not perceived by our employees as providing value. By replacing the Eligible Options that have little or no retention or incentive value with the New Options that will provide both retention and incentive value while not creating additional compensation expense, Image Sensing Systems will be making more efficient use of its resources.

•

Maintain our total number of outstanding stock options, or “overhang” percentage, with the New Options with a lower exercise price that provide more incentive to employees. Our current outstanding options include the Eligible Options that have high exercise prices and may no longer provide adequate incentives to our employees. Keeping these underwater Eligible Options outstanding does not provide the benefits intended by our equity compensation program. By replacing the Eligible Options with the New Options with a lower exercise price rather than leaving the Eligible Options outstanding and issuing additional options with a lower exercise price, we will not increase our overhang and will preserve the shares available under the 2005 Plan for the grant of future awards. The overhang represented by the exchange of the Eligible Options for the New Options pursuant to the stock option exchange program will continue to reflect an appropriate balance between the Company’s goals for its equity compensation program and our interest in controlling our overhang and the dilution of our shareholders’ interests.

          The option exchange program has been designed to reinstate the motivational and retention value of the Eligible Options while balancing the interests of the holders of the Eligible Options and shareholders. The program will offer only the Eligible Employees an opportunity to exchange their Eligible Options for New Options at a per share exercise price equal to the greater of the closing sales price of our common stock as quoted by The NASDAQ Stock Market on the date of the new grant or $9.00. As of March 31, 2009, 14 Eligible Employees, including Mr. Aubrey and Mr. Smith, holding Eligible Options to purchase a total of 172,500 shares of common stock, would have been eligible to participate in the option exchange program. Under the proposed exchange program, the number of Eligible Employees and the number of shares subject to Eligible Options can decrease but cannot increase.

          Because the proposed stock option exchange program is a one-for-one exchange and the shares subject to the Eligible Options exchanged for New Options may be used for the future grant of equity awards under the 2005 Plan, the program will have no net effect on the number of shares eligible for the grant of equity awards under the 2005 Plan. For reference purposes, the following table summarizes information regarding outstanding stock options issued under the 2005 Plan and shares of common stock available for future grants under the 2005 Plan as of March 31, 2009:

Shares available for future grant under 2005 Plan	161,500
Shares issuable pursuant to outstanding stock options	377,733
Weighted average exercise price of all outstanding stock options	$10.55

          If our shareholders do not approve the stock option exchange program, the Eligible Options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these Eligible Options, even though they may have little or no retention or incentive value.

Summary of Material Terms

          If shareholders approve the stock option exchange program, the material terms of the program will include eligibility, the exercise price of the New Options, the vesting schedule to apply to the New Options, and the term of the New Options. These terms are summarized here and described in further detail below.

•

Eligible Options are outstanding options granted to non-executive employees in 2007 and 2008 and to Mr. Aubrey and Mr. Smith in 2007 with a per share exercise price equal to less than the closing price of Image Sensing Systems common stock when the exchange program is implemented. Our non-employee directors, all of whom hold underwater options, are not eligible to participate in the program. In addition, Eligible Options do not include the options to purchase 18,000 shares held by Mr. Aubrey and options to purchase 9,000 shares held by Mr. Smith with an exercise price of $12.37 per share, which were granted to them on March 27, 2008. These options are described in the section of this proxy statement entitled “Grants of Plan-Based Awards – 2008.”

•

The exchange program will be open to only Eligible Employees who are employed by us as of the start of the exchange program and who remain as employees through the date the exchange program ends. Eligible Employees will be permitted to exchange all or none of the Eligible Options (but not portions of Eligible Options) for New Options on a grant-by-grant basis.

•	Each New Option will have an exercise price per share equal to the greater of the closing price of our common stock on the date of grant as reported on The NASDAQ Stock Market or $9.00.

•	The New Options will have a term of six years, starting on the date of grant.

•

The New Options will be completely unvested on the date of their grant, even if the Eligible Options for which the New Options will be exchanged were partially vested. Each New Option will vest annually as to 25% of the underlying shares beginning on January 2, 2010. However, New Options will vest only if the holder of the option is an employee of Image Sensing Systems on the date of scheduled vesting.

•	The exchange program will begin as soon as practicable after the date of shareholder approval. The Board and the Compensation and Stock Option Committee will determine the actual start date.

•

Participation in the option exchange program will be entirely at the election of the Eligible Employees, and any Eligible Employee who chooses not to participate will continue to hold his or her current Eligible Options as well as any other options granted to the Eligible Employee by Image Sensing Systems.

          Although the terms of the stock option exchange program are expected to be materially similar to the terms described in this proposal, the Board and the Compensation and Stock Option Committee may change the terms of the exchange program (other than the minimum $9.00 per share exercise price) in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if shareholder approval is obtained.

Vote Required

           The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on the approval of the option exchange program at our annual meeting is required to approve the option exchange program.

Recommendation of the Board

          Our Board of Directors unanimously recommends that you vote FOR the adoption of the option exchange program. Proxies will be voted FOR the proposal unless otherwise specified.

Reasons for the Option Exchange Program

          We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help us achieve our business objectives. Historically, our compensation philosophy has been focused on attracting, retaining and motivating employees using an appropriate mix and various levels of base salary, annual cash incentives, stock option grants and other benefits. As explained elsewhere in this proxy statement, grants of stock options are designed to align a significant portion of the compensation program for executives and other employees with the long-term interests of our shareholders. At Image Sensing Systems, stock options constitute a key component of our incentive and retention programs because the Board and the Compensation and Stock Option Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

          Due to the significant decline of our stock price since approximately mid-2008, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. On March 31, 2009, the closing price of our common stock as reported on The NASDAQ Stock Market was $8.90, and the weighted average exercise price of all outstanding options held by our employees was $12.06. Further, we believe that the decline in our share price has been far more impacted by general economic conditions beyond our control than it has been caused by actions of our management and employees. For example, our financial results for the year ended December 31, 2008 included record revenue and net income and increased revenue and net income as compared to the year ended December 31, 2007. However, our stock price since approximately mid-2008 is below that which prevailed in 2007 and approximately the first six months of 2008. As a result, as of March 31, 2009, approximately 82% of outstanding stock options held by our employees were underwater, and approximately 78% of such options had an exercise price of at least $14.00. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our Board and the Compensation and Stock Option Committee believe is necessary to motivate and retain our employees.

Alternatives Considered

          When considering how best to continue to incentivize and reward our employees who have underwater options, we considered the following alternatives:

•

Increase cash compensation. To replace equity incentives, we considered whether we should increase base salaries and, where applicable, annual cash incentives. However, based on the current uncertain economic situation and our desire to achieve our 2009 revenue and profitability goals, we decided to conserve our cash and our cash flow from operations and maintain the 2009 salaries and incentive cash bonus levels for Mr. Aubrey and Mr. Smith at 2008 levels.

•

Grant additional equity awards. We also considered special grants of additional stock options at current market prices or restricted stock awards. Although we are still considering both of these types of equity awards depending on whether our shareholders approve the option exchange program, the issuance of additional stock options or the issuance of shares of restricted stock likely would result in more compensation expense than the proposed option exchange program. Also, we have never granted shares of restricted stock.

•

Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. Further, we recognized that purchasing options for cash would not provide significant long-term incentive value.

Implementation of the Option Exchange Program

          Although we considered the alternatives described above, we ultimately decided to implement an option exchange program to exchange underwater Eligible Options for New Options with a lower exercise price on a one-for-one basis. We determined that such a program was the most attractive alternative because it offers a reasonable, balanced and meaningful incentive for our Eligible Employees. Under the exchange program, Eligible Employees will surrender their underwater Eligible Options for New Options covering the same number of shares with a lower exercise price. The New Options will be completely unvested on the date of their grant, even if the Eligible Options for which the New Options will be exchanged were partially vested. Each New Option will vest annually as to 25% of the shares underlying the New Option beginning on January 2, 2010. However, New Options will vest only if the holder of the New Option is an employee of Image Sensing Systems on the date of scheduled vesting.

          In addition, non-employee members of our Board of Directors will not be eligible to participate in the exchange program, and participation by our Chief Executive Officer and our Chief Financial Officer will be limited. Although our non-employee directors also hold options that are significantly underwater, these individuals are not eligible to participate in this exchange program. In addition, Kenneth R. Aubrey, our President and Chief Executive Officer, and Gregory R. L. Smith, our Chief Financial Officer, will be eligible to participate in the program only as to the options granted to them in January 2007 even though the options granted to them in March 2008 were also underwater as of March 31, 2009.

Description of Stock Option Exchange Program

          We have not commenced the stock option exchange program and will not do so unless our shareholders approve the program. If Image Sensing Systems receives shareholder approval of the exchange program, the program may commence at a time determined by the Board or the Compensation and Stock Option Committee, with terms expected to be materially similar to those described in this proposal. Even if Image Sensing Systems receives the required shareholder approval for the stock exchange program, the Board or the Compensation and Stock Option Committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our shareholders.

How will Eligible Employees be offered the opportunity to exchange Eligible Options for New Options?

          Under the proposed option exchange program, Eligible Employees will be given the opportunity to exchange their Eligible Options for New Options representing the right to purchase the same number of shares as under the Eligible Options at a per share exercise price equal to the greater of the closing sales price of our common stock as quoted by The NASDAQ Stock Market on the date the New Options are granted or $9.00.

          The option exchange program will be implemented by an exchange offer upon the terms and subject to the conditions set forth in a tender offer statement on Schedule TO and related documents, which we currently expect to file with the Securities and Exchange Commission (“SEC”) and distribute to all Eligible Employees no later than May 31, 2009. Employees, as well as shareholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s website at www.sec.gov or on our website at www.imagesensing.com. Eligible Employees will be given a period of at least 20 business days during which to accept the offer to exchange Eligible Options for New Options. For those Eligible Employees who accept the offer, their Eligible Options will be cancelled immediately upon expiration of the offer period, and Image Sensing Systems will grant New Options and distribute option documents to them promptly after termination of the offer period. All New Options would be granted under the 2005 Plan and would be subject to the terms of the 2005 Plan. The option exchange program may be commenced, if at all, and terminated at the discretion of the Board of Directors or Compensation and Stock Option Committee.

          Participation in the option exchange program will be voluntary. Because there is no assurance that any profit realized on a New Option issued under the option exchange program will be greater than the profit that the Eligible Employee would have realized had he or she retained his or her Eligible Options and not exchanged them in the option exchange program, there is no way for us to predict how many Eligible Employees will participate or how many Eligible Options will be tendered.

Who is eligible to participate in the option exchange program?

          The option exchange program will be open to our non-executive employees who are employees of Image Sensing Systems at the time the option exchange program is implemented and who then hold underwater options that were granted to them in 2007 and 2008. In addition, Kenneth R. Aubrey and Gregory R. L. Smith will be eligible to participate in the option exchange program but only with respect to options to purchase 50,000 shares held by Mr. Aubrey with an exercise price of $14.24 per share and options to purchase 24,000 shares held by Mr. Smith with an exercise price of $14.10 per share that were granted to them in January 2007. Options granted to Mr. Aubrey and Mr. Smith in March 2008, although underwater, will not be Eligible Options for purposes of the option exchange program. As of March 31, 2009, 14 Eligible Employees, including Mr. Aubrey and Mr. Smith, would have been eligible to participate in the option exchange program.

What are the Eligible Options?

          The Eligible Options that may be exchanged under the option exchange program will be only the outstanding stock options granted to non-executive Eligible Employees in 2007 and 2008 and to Mr. Aubrey and Mr. Smith in 2007 that are underwater at the time the exchange program is implemented. If all Eligible Participants decide to participate as to all Eligible Options, this would constitute options to purchase a total of 172,500 shares.

How may shares of common stock will be subject to the New Options?

          The option exchange program is a one-for-one exchange based on the number of shares subject to the Eligible Options. Eligible Employees surrendering Eligible Options will receive New Options covering the same number of shares that are covered by the Eligible Options.

What will be the exercise price of the New Options?

          Each New Option issued pursuant to the option exchange program will have a per share exercise price equal to the greater of the closing sales price of our common stock as quoted by The NASDAQ Stock Market on the date the New Options are granted or $9.00.

Over what period will the New Options vest?

          The New Options will be completely unvested on the date of their grant, even if the Eligible Options for which the New Options will be exchanged were partially vested. Each New Option will vest annually as to 25% of the shares underlying the New Option beginning on January 2, 2010, so long as the Eligible Employee who was granted the New Option is then an employee of Image Sensing Systems.

What will be the term of the New Options?

          Each New Option will have a term of six years, starting on the date of grant.

What will be the other terms and conditions of the New Options?

          The other terms and conditions of each New Option will be substantially similar to those of the tendered Eligible Option it replaces. Each New Option will be granted pursuant to and governed according to the terms of the 2005 Plan.

New Plan Benefits

          Because participation in the option exchange program is voluntary and is based on future events, such as who will be an Eligible Employee and our stock price when the program is implemented, we are not able to predict who or how many Eligible Employees will elect to participate in the program, how many Eligible Options will be surrendered for exchange, the number of New Options that will be granted or the exercise price of the New Options. Thus, the benefits or amounts that will be received by any Eligible Employee electing to participate in the option exchange program are not currently determinable. As of March 31, 2009, based on the closing price of our common stock as quoted by The NASDAQ Stock Market on that date, the maximum number of shares underlying Eligible Options that would be cancelled, and the maximum number of shares underlying New Options that would be granted, would have been 172,500 shares, and the maximum number of Eligible Employees would have been 14 employees, including Mr. Aubrey and Mr. Smith. Because of the design of the stock option exchange program, these numbers can decrease but cannot increase.

          The information as of March 31, 2009 in the following table assumes an exercise price per share for the New Options of $9.00 and that all Eligible Employees as of March 31, 2009 exchange all of their Eligible Options for New Options:

	Eligible Options			New Options
Name and Principal Position	Number of Shares Underlying Options	Range of Exercise Prices		Number of Shares Underlying Options(1)
All executive officers as a group(2)	74,000	$14.10 to $14.24	(3)	74,000
All directors who are not executive officers as a group(4)	0	—		0
Employees as a group (excluding executive officers)	98,500	$12.37 to $17.50		98,500

(1) The exercise price will be equal to the greater of the closing price of our common stock on the date of grant of the New Options or $9.00 and, accordingly, cannot be determined at this time.

(2) Consists of Mr. Aubrey and Mr. Smith, who are eligible to participate in the option exchange program only with respect to the options granted to them in 2007 but not with respect to the options granted to them in 2008.

(3) Options to purchase 50,000 shares at an exercise price of $14.24 per share are held by Mr. Aubrey, and options to purchase 24,000 shares at an exercise price of $14.10 per share are held by Mr. Smith.

(4) Our non-employee directors are not eligible to participate in this option exchange program.

U.S. Federal Income Tax Consequences

          The following is a summary of the anticipated material U.S. federal income tax consequences of the option exchange program to Image Sensing Systems. A summary of the applicable tax considerations to Eligible Employees will be provided in the offer to exchange. The tax consequences of the program to Image Sensing Systems are not entirely certain, the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of Eligible Options for New Options under the option exchange program should be treated as a non-taxable exchange and that we should not recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Options.

Potential Modification to Terms of Option Exchange Program to Comply with Governmental Requirements

          The terms of the option exchange program will be described in a Schedule TO and related documents that we will file with the SEC. Although we do not anticipate that the SEC would require us to materially modify the terms of the option exchange program, it is possible that we will need to alter its terms to comply with comments from the SEC.

          Changes in the terms of the option exchange program may also be required for tax purposes for Eligible Employees in the United States, as the tax treatment of the option exchange program is not entirely certain. In addition, we intend to make the option exchange program available to our employees who are located in certain countries outside of the U.S. where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. The Board of Directors and the Compensation and Stock Option Committee will retain the discretion to make any such necessary or desirable changes to the terms of the option exchange program for purposes of complying with comments from the SEC or optimizing the U.S. or foreign tax consequences.

Financial Accounting Consequences

          Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R) for our share-based compensation plans. Under SFAS No. 123(R), to the extent the fair value of each New Option granted under the option exchange program exceeds the fair value of the Eligible Option surrendered, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the Eligible Options surrendered in exchange for New Options, will be recognized by Image Sensing Systems as a non-cash operating expense in accordance with the requirements of SFAS No. 123(R). Assuming an exercise price $9.00 per share for the New Options, and that all Eligible Employees participate in the proposed option exchange program as to all Eligible Options, we estimate that the option exchange program would not result in any additional operating expense in 2009 or in 2010 and additional operating expense of $50,000 in 2011, $150,000 in 2012, and $100,000 in 2013. If any award of New Options is forfeited before it vests due to termination of an employee’s service, the operating expense related to the forfeited New Options will not be recognized.

Effect on Shareholders

          We are unable to predict the precise impact of the option exchange program on our shareholders because we are unable to predict how many or which eligible Eligible Employees will exchange their Eligible Options. However, because the program involves a one-for-one exchange, it should be substantially neutral to our shareholders with respect to the dilution of their ownership interests resulting from outstanding equity awards.

          If you are both a shareholder and an Eligible Employee holding Eligible Options, please note that voting to approve the option exchange program does not constitute an election to participate in the option exchange program.

Summary of the 2005 Plan

          Administration

          The Compensation and Stock Option Committee administers the 2005 Plan and has full power and authority to determine when and to whom awards will be granted and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. In addition, the Committee can specify whether, and under what circumstances, awards to be received under the 2005 Plan may be deferred automatically or at the election of either the holder of the award or the Committee. Subject to the provisions of the 2005 Plan, the Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Committee has authority to interpret the 2005 Plan and establish rules and regulations for the administration of the 2005 Plan. The Board may exercise the powers of the Committee at any time, subject to certain conditions. The Committee may delegate to one or more of our officers or directors the authority to grant options, subject to certain conditions and the terms, conditions and limitations the Committee may establish.

          Eligible Participants

          Any employee, officer, consultant, advisor or director providing services to us or any of our affiliates who is selected by the Committee is eligible to receive an award under the 2005 Plan. As of March 31, 2009, approximately 95 employees, officers and directors were eligible to be selected by the Committee to receive awards under the 2005 Plan.

          Shares Available For Awards

          The 2005 Plan provides that the aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2005 Plan is 420,000 shares.

          Certain awards under the 2005 Plan are subject to limitations on the number of shares that may be awarded, as follows:

•

A maximum of 420,000 shares is available for granting incentive stock options under the 2005 Plan, subject to the provisions of Section 422 or Section 424 of the Internal Revenue Code of 1986 (the “Code”), or any successor provision.

•

No person may be granted under the 2005 Plan in any calendar year awards, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, for more than 150,000 shares in the aggregate.

          The Committee will adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan.

          If any shares of our common stock subject to any award or to which an award relates are forfeited or are reacquired by us, or if any award terminates without the delivery of any shares, the shares previously set aside for such awards will be available for future awards under the 2005 Plan. In addition, shares used by award recipients as payment of the exercise price of an award or in satisfaction of the tax obligations relating to an award will be available again for award grants.

          Types of Awards and Terms and Conditions

          The 2005 Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);
•	stock appreciation rights (“SARs”);
•	restricted stock and restricted stock units;
•	performance awards of cash, stock or property; and
•	other stock grants.

          Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2005 Plan or any other compensation plan. Awards can be granted for no cash consideration, or for cash or other consideration as determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option may not be less than the fair market value on the date of grant of such option. The grant price of any SAR may not be less than the fair market value on the date of grant of such SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the 2005 Plan will be made in accordance with methods and procedures established by the Committee. The term of awards will be determined by the Committee.

          Stock Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

          Stock Appreciation Rights. The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, in the Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Committee.

          Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. If the participant’s employment or service as a director terminates during the vesting period for any reason, the restricted stock and restricted stock units will be forfeited, unless the Committee determines that it would be in our best interest to waive the remaining restrictions.

          Performance Awards. Performance awards granted under the 2005 Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance awards give participants the right to receive payments in cash, stock or property based solely upon the achievement of certain performance goals during a specified performance period. The Committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m) of the Code.

          Performance goals must be based solely on one or more of the following business criteria: revenue, cash flow, earnings (including one or more of gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share (basic or diluted), margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation.

          The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual or organizational levels. The aggregate dollar value of performance awards paid to any recipient in any calendar year may not exceed $500,000.

          Other Stock Grants. The Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Committee and the 2005 Plan limitations.

          Duration, Termination and Amendment

          Unless discontinued or terminated by the Board, the 2005 Plan will expire on May 17, 2015. No awards may be made after that date. However, any award granted under the 2005 Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

          The Board may amend, alter or discontinue the 2005 Plan at any time, although shareholder approval must be obtained for any action that would increase the number of shares of our common stock available, increase the award limits under the 2005 Plan, permit repricing of options or SARs or prevent the grant of options or SARs that would qualify under Section 162(m) of the Code. Shareholder approval is also required for any action that would, absent such approval, violate the rules and regulations of The NASDAQ Stock Market, Inc. or any other securities exchange applicable to us.

          Prohibition on Repricing Awards

          Without the approval of our shareholders, no option or SAR may be amended to reduce its exercise or grant price, and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2005 Plan. We are seeking the approval of our shareholders for the option exchange program that will result in the exchange of outstanding options for new options with a lower exercise price as described in this proxy statement.

          Transferability of Awards

          Unless otherwise provided by the Committee, awards under the 2005 Plan may be transferred only by will or by the laws of descent and distribution.

          Federal Income Tax Consequences

          Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

          Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally deductible by us.

          Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

          Awards Other than Options and SARs. As to other awards granted under the 2005 Plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

          As to an award that is payable in shares of our common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (b) the amount (if any) paid for the shares by the holder. We will generally be entitled at that time to an income tax deduction for the same amount.

          Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the 2005 Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2005 Plan.

          Application of Section 16 of the Securities Exchange Act of 1934. Special rules may apply to individuals subject to Section 16 of the Securities Exchange Act of 1934. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

          Delivery of Shares for Tax Obligation. Under the 2005 Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to us to satisfy federal and state income tax obligations.

Equity Compensation Plan Information

          The following table presents information as of December 31, 2008 for our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by security holders(1)	367,733	$ 10.64	165,500
Equity compensation plans not approved by security holders	6,000	$ 7.50	—
Total	373,733	$ 10.59	165,500

(1)	Consists of shares underlying stock options under the Image Sensing Systems, Inc. 1995 Long-Term Incentive and Stock Option Plan and the 2005 Plan.
(2)

The 165,500 shares available for grant under the 2005 Plan may become the subject of future awards in the form of stock options, stock appreciation rights, restricted stock, performance awards or other stock-based awards.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Grant Thornton LLP audited our consolidated financial statements for the fiscal year ended December 31, 2008. The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2009.

          Although we are not required to do so, we are submitting the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection. A representative of Grant Thornton LLP is expected to be present at the 2009 annual meeting. The representative will have an opportunity to make a statement at the meeting and will be available to respond to appropriate questions from shareholders.

          The Board of Directors recommends that you vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Proxies will be voted FOR ratifying this appointment unless otherwise specified.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

          Any proposal by a shareholder to be included in our proxy statement for the 2010 annual meeting must comply with the applicable rules and regulations of the Securities and Exchange Commission and must be received at our principal executive offices, 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104, no later than December    , 2009. Pursuant to the rules of the Securities and Exchange Commission, proxies solicited by management for the next annual meeting may grant management the authority to vote in its discretion on any proposal submitted by a shareholder otherwise than through inclusion in the proxy statement for the meeting, unless we have received notice of the shareholder proposal at our principal executive offices on or before March    , 2010.

ANNUAL REPORT TO SHAREHOLDERS

          We are including with this proxy statement our Annual Report to Shareholders for the year ended December 31, 2008, which incorporates our Annual Report on Form 10-K less certain exhibits. Shareholders may request a complete copy of our Annual Report on Form 10-K for fiscal 2008 with exhibits, as filed with the Securities and Exchange Commission, by writing to Image Sensing Systems, Inc., 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104, Attention: Chief Financial Officer.

OTHER MATTERS

          We know of no matters other than those that are described in this proxy statement to come before the 2009 annual meeting of shareholders. However, if any other matters are properly brought before the meeting, one or more persons named in the enclosed proxy card or their substitutes will vote in accordance with their best judgment on such matters.

/s/ James Murdakes

James Murdakes
Chairman of the Board

Dated: April , 2009

IMAGE SENSING SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2009

3:30 p.m. Central Time

Embassy Suites

175 E. 10th St.

St. Paul, Minnesota 55101

\/ FOLD AND DETACH HERE AND READ THE REVERSE SIDE \/

PROXY

IMAGE SENSING SYSTEMS, INC.

This proxy is solicited on behalf of the Board of Directors

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April __, 2009, revoking any proxy previously given, hereby appoint(s) Kenneth R. Aubrey and Gregory R. L. Smith as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Image Sensing Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m. Central Time on Wednesday, May 20, 2009 at the Embassy Suites, 175 E. 10th St., St. Paul, Minnesota, and at any adjournment or postponement thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

See reverse side for voting instructions.

\/  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  \/

This proxy, when properly executed, will be voted as directed by the undersigned. If no direction is given, this proxy will be voted “FOR” all nominees for director, “FOR” approval of a stock option exchange program, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2009 fiscal year, and in the discretion of the named proxies on all other matters.

Please mark your votes like this	☒

1.	Election of directors:	FOR all nominees listed below (except as specified below). ☐	WITHHOLD AUTHORITY to vote for all nominees listed below. ☐	(Instructions: To withhold authority to vote for any indicated nominee, strike a line through that nominee’s name in the list to the left)

				2.	To approve a stock option exchange program.	FOR ☐	AGAINST ☐	ABSTAIN ☐

01 Kenneth R. Aubrey 02 James W. Bracke 03 Michael G. Eleftheriou		04 Panos G. Michalopoulos 05 James Murdakes 06 Sven A. Wehrwein		3.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the company for 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

							COMPANY ID:

							PROXY NUMBER:

							ACCOUNT NUMBER:

Signature	Signature	Date

PLEASE DATE AND SIGN name(s) exactly as shown on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.